Exhibit 99.01 -- Text of Public Release by the Company on February 18, 2016 announcing election of James J. O’Brien as a director.

Eastman Board Elects New Director

KINGSPORT, Tenn., Feb. 18, 2016 - The board of directors of Eastman Chemical Company (NYSE:EMN) has elected James J. O’Brien as a director. O’Brien, 61, is retired Chairman and Chief Executive Officer of Ashland Inc., a leading global specialty chemical company. The Board also nominated O’Brien and the other current directors for reelection by stockholders to a new one-year term at the annual meeting on May 5, 2016.

“Jim is a highly respected leader in the global business community, and we are pleased to welcome him to Eastman’s Board of Directors,” said Mark Costa, chairman and CEO. “With a career spanning four decades, Jim brings extensive knowledge of the chemical industry and substantial experience as an executive of an international public company. His leadership during Ashland’s transformation to a specialty chemical company, which is similar to Eastman’s, will be incredibly valuable to our Board, stakeholders, and company.”

O’Brien served as Chairman of the Board and Chief Executive Officer of Ashland Inc. from 2002 until his retirement in December 2014 and previously served as President and Chief Operating Officer and Senior Vice President and Group Operating Officer from 2001 to 2002. He joined Ashland in 1976, and became President of the Valvoline business in 1995.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2015 revenues of approximately $9.6 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 15,000 people around the world. For more information, visit www.eastman.com.

Contacts:
Media: Tracy Kilgore
423-224-0498 / tjkilgore@eastman.com
Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

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